GLO CPAs, LLLP
1900 W. Loop South, Suite 1150
Houston, Texas 77027

P: 713.621.4700
F: 713.623.0074

February 3, 2009

Office of the Chief Accountant
Securities and Exchange Commission
Washington, DC 20549

Dear Sir or Madam,

We have read Item 4.01 included in the Form 8-K dated February 3, 2009 of Victoria Industries, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Effective December 1, we terminated our partnership with John A. Braden, a former audit partner and he resumed practice of public accounting as John A. Braden & Company P.C.

I agree with the copy of statements contained in the related document.

Very truly yours,

/s/ Kevin Londergan
Kevin Londergan
CLO CPAs, LLLP